Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

ALPHA-EN CORPORATION

alpha-En Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

1.	The name of the corporation is alpha-En Corporation, and this corporation was originally incorporated under the name Avenue Entertainment Group, Inc. under a certificate of incorporation filed with the Office of the Secretary of State of the State of Delaware on March 7, 1997, as amended from time to time (the “Original Certificate”).

2.	This amended and restated certificate was adopted by the Board of Directors and authorized by the consent, in writing, setting forth the action so taken, unanimously signed by the holders of at least seventy five percent of the outstanding shares entitled to vote thereon pursuant to Sections 228 and 242 of the General Corporation Law of the State of Delaware (the “DGCL”), and pursuant to Section 245 of the DGCL, this Amended and Restated Certificate of Incorporation restates and amends the provisions of the Original Certificate.

3.	The text of the Original Certificate is hereby restated and amended to read in its entirety as follows (the Original Certificate, as so amended and restated, hereinafter, the “Certificate of Incorporation”):

First: The name of the corporation is alpha-En Corporation (hereinafter referred to as the “Corporation”).

Second: The address of the registered office of the Corporation in the State of Delaware is National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, County of Kent. The name of the registered agent of the Corporation at the address is National Registered Agents, Inc.

Third: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the Delaware General Corporation Law.

Fourth:

A. The total number of shares of all classes of stock which the Corporation shall have authority to issue is sixty million (60,000,000), consisting of fifty-seven million (57,000,000) shares of common stock, par value one cent ($0.01) per share (the “Common Stock”), one million (1,000,000) shares of Class B common stock, par value one cent ($0.01) per share (the “Class B Common Stock”), and two million (2,000,000) shares of preferred stock, par value one cent ($0.01) per share (the “Preferred Stock”).

B. The designations, preferences, privileges and voting powers of the shares of each class of common stock of the Corporation, and the restrictions or qualifications thereof, are as follows:

1. a. The holders of the Common Stock and the holders of the Class B Common Stock shall be entitled to the same rights and privileges, except as hereinafter set forth, and shall share equally, share and share alike, in the distribution of any funds which the Board of Directors may declare or set aside or pay out as dividends and shall share equally, share and share alike, in the distribution of all assets of the Corporation after the payment of its debts or liabilities in the event of any liquidation, dissolution or winding up of the Corporation.

b. In any and all matters requiring the vote or consent of the stockholders of the Corporation, each issued and outstanding share of the Common Stock shall be entitled to one (1) vote and each issued and outstanding share of Class B Common Stock shall be entitled to ten (10) votes.

c. In case the Corporation shall at any time (i) declare a stock dividend upon its Common Stock payable in shares of its Common Stock or (ii) mark any distribution upon its Common Stock payable in shares of Common Stock or (iii) subdivide its outstanding shares of Common Stock into a greater number of shares, or (iv) subdivide its outstanding shares of Common Stock into a smaller amount of shares, then and in any of such events the Corporation shall make, declare or effect a similar but ratable stock dividend or distribution or subdivision on the shares of Class B Common Stock but payable in shares of Class B Common Stock and only on a share for share basis.

d. Any holder of Class B Common Stock may at any time convert all or any of the shares of such stock held by him or her into shares of Common Stock of the Corporation at the rate of one (1) share of Common Stock for one (1) share of Class B Common Stock, without any adjustment for dividends or otherwise, by surrender to the Corporation at any office of the Corporation or at the office of the Corporation’s transfer agent thereof for cancellation of the certificate or certificates representing the Common Stock so to be converted, and, upon such surrender, shall be entitled to receive therefor one or more certificates for the number of shares of Common Stock the Corporation shall be required to issue on said conversion as hereinabove specified.

2. Shares of Common Stock and Class B Common Stock of the Corporation may be issued, from time to time, by the Corporation for such consideration, wholly or partly, in cash, any tangible or intangible property or any benefit to the Corporation, as may be determined, from time to time, by the Board of Directors, and such determination by the Board of Directors shall be final and conclusive. All shares of Common Stock and Class B Common Stock of the Corporation issued as herein provided shall be deemed fully paid stock and not liable for any further call or assessment thereon, and the holder of such shares shall not be liable for any further payments in respect thereto.

3. No holder of any of the shares of the stock of the Corporation of any class shall be entitled, as such holder, to purchase or subscribe for any unissued stock of any class or any additional shares of any class to be issued by reason of any increase of the authorized capital stock of the Corporation of any class, or bonds, certificates of indebtedness, debentures or other securities convertible into stock of the Corporation, or carrying any right to purchase stock of any class, but any such unissued stock or such additional authorized issue of any stock or of other securities convertible into stock or carrying any right to purchase stock may be issued and disposed of pursuant to resolution of the Board of Directors to such persons, firms, corporations, or associations and upon such terms as may be deemed advisable by the Board of Directors in the exercise of its discretion.

C. The board of directors is authorized, subject to any limitations prescribed by law, to provide for the issuance of shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware (such certificate being hereinafter referred to as a “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and rights of the shares of each such series, and any qualifications, limitations or restrictions thereof. The number of authorized shares of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by (in addition to any vote of the holders of one or more series of Preferred Stock that may be required by the terms of the Certificate of Incorporation) the affirmative vote of the holders of shares of capital stock of the Corporation representing a majority of the votes represented by all outstanding shares of capital stock of the Corporation entitled to vote, irrespective of the provisions of Section 242(b)(2) of the DGCL.

D. Series A Preferred Stock.

1. Designation, Amount and Par Value. The series of Preferred Stock will be designated as the Corporation’s Series A Preferred Stock (the “Series A Preferred Stock”) and the number of shares so designated will be 2,000. Each holder of the Series A Preferred Stock shall be a “Holder” and collectively, the “Holders”. Each share of Series A Preferred Stock will have a par value of $0.01 per share.

2. Ranking and Voting.

a. Ranking. The Series A Preferred Stock will, with respect to dividend rights and rights upon liquidation, winding-up or dissolution, rank: (a) senior with respect to dividends and senior in right of liquidation with the Corporation’s common stock, par value $0.01 per share (“Common Stock”); and (b) pari passu to all future Preferred Stock of the Corporation.

b. Voting. Except as required by applicable law or as set forth herein, the holders of shares of Series A Preferred Stock will vote together with the holders of shares of Common Stock and not as a separate class. Each share of Series A Preferred Stock will have a number of votes equal to the number of shares of Common Stock then issuable upon conversion of such share of Series A Preferred Stock.

3. Dividends. Commencing on the date of the issuance of any such shares of Series A Preferred Stock (each respectively an “Issuance Date”), Holders of Series A Preferred Stock will be entitled to accrue cumulative dividends on each outstanding share of Series A Preferred Stock from the respective Issuance Date (“Dividends”), at a rate equal to 10.0% simple interest per annum of the original issue price of $1,000 per share (the “Original Issue Price”), subject to adjustment as provided herein (the “Dividend Rate”). Accrued Dividends will be payable quarterly. Any calculation of the amount of such Dividends payable pursuant to the provisions of this Subsection D.3 of Article FOURTH will be made based on a 365-day year, compounded quarterly beginning on the Issuance Date.

a. At the Corporation’s election, dividend payments may be made in cash or through the issuance of additional shares of Series A Preferred Stock at a valuation per share equal to the Original Issue Price.

b. So long as any shares of Series A Preferred Stock are outstanding, no dividends or other distributions will be paid, declared or set apart with respect to any Common Stock, unless the amount of any accumulated dividends are first paid to the holders of Series A Preferred Stock.

4. Protective Provisions.

a. So long as any shares of Series A Preferred Stock are outstanding, the Corporation will not, without the affirmative approval of the Holders of a majority of the shares of the Series A Preferred Stock then outstanding (voting as a class), (i) alter or change adversely the powers, preferences or rights given to the Series A Preferred Stock or alter or amend this Certificate of Designations, (ii) authorize or create any class of stock ranking as to distribution of dividends senior to the Series A Preferred Stock, (iii) amend its certificate of incorporation or other charter documents in breach of any of the provisions hereof, (iv) increase the authorized number of shares of Series A Preferred Stock, or (v) enter into any agreement with respect to the foregoing.

b. A “Deemed Liquidation Event” will mean: (a) a merger or consolidation in which the Corporation is a constituent party or a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of the surviving or resulting corporation or if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or (b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger or otherwise) of one or more subsidiaries of the Corporation if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

c. The Corporation will not have the power to effect a Deemed Liquidation Event referred to in Subsection D.5.a of Article FOURTH unless the agreement or plan of merger or consolidation for such transaction provides that the consideration payable to the stockholders of the Corporation will be allocated among the holders of capital stock of the Corporation in accordance with Subsection D.5 of Article FOURTH.

5. Liquidation

a. Upon any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, liquidation of the Corporation’s assets shall be made in the following order of priority: (a) first, payment or provision for payment of debts and other liabilities of the Corporation; (b) second, payment to the Holders of Series A Preferred Stock, paid out of the assets of the Corporation available for distribution to its stockholders an amount with respect to each share of Series A Preferred Stock equal to (without duplication): (x) the Original Issue Price, plus (y) any accrued but unpaid Dividends thereon; and (c) third, to the extent assets of the Corporation remain available for distribution to its stockholders, payment to the holders of Common Stock by reason of their ownership thereof.

b. If, upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation will be insufficient to make payment in full to all Holders, then such assets will be distributed among the Holders at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

6. Redemption.

a. Redemption by the Corporation. The Corporation will have the right, at the Corporation’s option, to redeem all or a portion of the shares of Series A Preferred Stock at any time or times after the one year anniversary of the Issuance Date of such Series A Preferred Stock, at a price per share (the “Redemption Price”) equal to the sum of the following (without duplication): (a) the Original Issue Price, plus (b) any accrued but unpaid Dividends.

b. Mechanics of Redemption. If the Corporation elects to redeem any of the Holders’ Series A Preferred Stock then outstanding, it will deliver written notice thereof (“Notice of Redemption at Option of Corporation”) to each Holder, which Notice of Redemption at Option of Corporation will indicate (a) the number of shares of Series A Preferred Stock that the Corporation is electing to redeem and (b) the applicable Redemption Price.

c. Payment of Redemption Price. Upon receipt by any Holder of a Notice of Redemption at Option of Corporation, such Holder will promptly submit to the Corporation such Holder’s Series A Preferred Stock certificates. Upon receipt of such Holder’s Series A Preferred Stock certificates, the Corporation will pay the Redemption Price to such Holder in cash.

7. Conversion.

a. Mechanics of Conversion. Subject to the terms and conditions hereof, one or more of the Series A Preferred Stock may be converted into shares of Common Stock, at any time or times after the Issuance Date, at the option of Holder, by the Holder’s delivery of a written notice to the Corporation (the “Conversion Notice”), of the Holder’s election to convert the Series A Preferred Stock. Within 10 business days after receipt of a Conversion Notice, the Corporation shall issue to the Holder of such Series A Preferred Stock a number of shares of Common Stock equal to the product of (a) 572 multiplied by (b) the number of shares Series A Preferred Stock subject to the Conversion Notice. No fractional shares of Common Stock are to be issued upon conversion of Series A Preferred Stock. If held in certificated form, the Holder shall be required to deliver the original certificates for the Series A Preferred Stock, or an affidavit of lost certificate, in order to effect a conversion hereunder.

b. Stock Splits. At the Issuance Date, each share of Series A Preferred Stock will be convertible into 572 shares of Common stock (the “Conversion Ratio”). If the Corporation at any time on or after the Issuance Date subdivides (by any stock split, stock dividend, recapitalization or otherwise) one or more classes of its outstanding shares of Common Stock into a greater number of shares, the Conversion Ratio in effect immediately prior to such subdivision will be proportionately adjusted. If the Corporation at any time on or after such Issuance Date combines (by combination, reverse stock split or otherwise) one or more classes of its outstanding shares of Common Stock into a smaller number of shares, the Conversion Ratio in effect immediately prior to such combination will be proportionately adjusted.

Fifth: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

A. The business and affairs of the Corporation shall be managed by or under the direction of the board of directors. In addition to the powers and authority expressly ·conferred upon them by statute or by this Certificate of Incorporation or the by-laws of the Corporation, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation.

B. The directors of the Corporation need not be elected by written ballot unless the by-laws so provide.

C. Special meetings of stockholders of the Corporation may be called only by the Chairman of the Board or the President or by the board of directors acting pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of authorized directors whether or not there exist any vacancies in previously authorized directorships.

Sixth:

A. Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, the number of directors shall be fixed from time to time exclusively by the board of directors pursuant to a resolution adopted by a majority of the Whole Board. The directors, other than those who may be elected by the holders of any series of Preferred Stock under specified circumstances, shall be divided into three classes, with the term of office of the first class to expire at the Corporation’s first annual meeting of stockholders, the term of office of the second class to expire at the Corporation’s second annual meeting of stockholders and the term of office of the third class to expire at the Corporation’s third annual meeting of stockholders. At each annual meeting of stockholders, directors elected to succeed those directors whose terms expire shall be elected for a term of office to expire at the third succeeding annual meeting of stockholders after their election.

B. Subject to the rights of the holders of any series of Preferred Stock then outstanding, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall, unless otherwise provided by law or by resolution of the board of directors, be filled only by a majority vote of the directors then in office, though less than a quorum, and directors so chosen shall hold office for a term expiring at the annual meeting of stockholders at which the term of office of the class to which they have been chosen expires. No decrease in the authorized number of directors shall shorten the term of any incumbent director.

C. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Corporation shall be given in the manner provided in the by-laws of the Corporation.

D. Subject to the rights of the holders of any series of Preferred Stock then outstanding, any directors, or the entire board of directors, may be removed from office at any time, but only by the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Seventh: The board of directors is expressly empowered to adopt, amend or repeal by-laws of the Corporation. Any adoption, amendment or repeal of the by-laws of the Corporation by the board of directors shall require the approval of a majority of the Whole Board. The stockholders shall also have power to adopt, amend or repeal the by-laws of the Corporation; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the bylaws of the Corporation.

Eighth: A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or knowing a violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any from which the director derived an improper personal benefit. If the Delaware General Corporation Law is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended.

Any repeal or modification of the foregoing paragraph by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification.

Ninth: The Corporation reserves the right to amend or repeal any provision contained in this Certificate of Incorporation in the manner prescribed by the laws of the State of Delaware and all rights conferred upon stockholders are granted subject to this reservation; provided, however, that, notwithstanding any other provision of this Certificate of Incorporation or any provision of law that might otherwise permit a lesser vote or no vote, but in addition to any vote of the holders of any class or series of the stock of this Corporation required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least a majority of the voting power of all of the then-outstanding shares of the capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article NINTH, Section C of Article FIFTH, Article SIXTH, Article SEVENTH, or Article EIGHTH.

* * *

IN WITNESS WHEREOF, alpha-En Corporation has caused this Amended and Restated Certificate of Incorporation to be executed this 28th day of June, 2017.

ALPHA-EN CORPORATION

By:	/s/ Jerome I. Feldman
Jerome I. Feldman
Executive Chairman and Treasurer